Confidential Information omitted where indicated by "[*]" and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.


EXHIBIT 10.19


             VOXEO CORPORATION SUBSCRIBER SERVICES AGREEMENT NO. 218


   This Voxeo Corporation Subscriber Services Agreement No. 218 is made this September 28, 2001 ("Effective Date") by and between VOXEO Corporation, a Delaware Corporation with offices at 100 Enterprise Way, Scotts Valley, CA 95066 (hereinafter "VOXEO") and i3 Mobile, Inc., a Delaware Corporation with offices at 181 Harbor Drive, Stamford, CT 06902 (hereinafter "Customer").

     1.   DEFINITIONS

1.1. "Customer Applications" shall mean web pages, software applications, code, information and data owned or controlled by Customer that are used by Customer or its end users for interacting with the Subscriber Services, including software applications designed by Customer or its designees using the development software made available by Voxeo.

1.2. "Customer Content" shall mean data, information, files, software, scripts, images, graphics, audio, video, text, and any other object or information, whether in written or audio form (e.g., voice messages), transmitted to or from the Voxeo Network by Customer or its end users through use of the Subscriber Services.

1.3. "Service Fee" shall mean the fees for use of the Subscriber Services, as specified in Exhibit A of this Agreement.

1.4. "Subscriber Services" shall mean the services provided by Voxeo to Customer as specified in Exhibit A of this Agreement.

1.5. "Term" shall mean the period from the Effective Date until any expiration or termination of this Agreement in accordance with Section 10.

1.6. "Voxeo Network" shall mean Voxeo's servers and infrastructure that are made generally available by Voxeo to Customer and its end users for the provision of the Subscriber Services.

2.   SUBSCRIBER SERVICES

2.1. Delivery of Services. Voxeo shall provide Subscriber Services to Customer during the Term, subject to the terms and conditions set forth herein. Voxeo shall not be liable for any delays or failure to perform to the extent that such delay or failure results from Customer's failure to timely provide any information, content or other deliverables reasonably necessary to provide the Subscriber Services to Customer.

2.2. Professional Services. This Agreement does not include professional or consulting services. On Customer's request and the parties' mutual agreement, Voxeo may provide such services under a separate written agreement.

2.3. Network Security. Voxeo shall use commercially reasonable efforts to monitor and protect against unauthorized access to Customer Content while on or within the Voxeo Network. Customer acknowledges, however, that the portion of the Voxeo Network through which Customer Content will pass and the servers on which Customer Content will be stored will not be segregated or in a separate physical location from servers on which Voxeo's other customers' content is or will be transmitted or stored.

3.   CUSTOMER RESPONSIBILITIES

3.1. General. Customer shall be solely responsible for, and Voxeo is not liable for Customer's failure in, (a) properly configuring, developing, programming, hosting and operating its hardware, software, web sites, Customer Content and all Customer Applications, and their respective telephone and Internet connections, to allow access to and use of the Voxeo Network and Subscriber Services in accordance with the documentation provided by Voxeo and all applicable protocols and requirements of the Voxeo Network; (b) using commercially reasonable efforts to test all Customer Applications and Customer's web sites prior to use in connection with the Voxeo Network and the Subscriber Services; (c) ensuring compatibility of the Customer Applications with the Voxeo Network and Voxeo's protocols; and (d) providing any connections necessary to communicate with the Voxeo Network.

3.2. Customer Content. Customer is and shall be solely responsible for the creation, editorial content, control, and all other aspects of Customer Content. Customer represents and warrants to Voxeo that Customer has obtained (or will obtain, prior to transmission to the Voxeo Network) all authorizations and permissions required to use and transmit the Customer Content over the Voxeo Network as part of the Subscriber Services.

3.3. Lawful Purposes. Customer agrees that it will use the Subscriber Services only for lawful purposes and in accordance with this Agreement. Customer shall comply with all applicable laws and regulations when using the Subscriber Services or accessing the Voxeo Network, including without limitation, compliance with applicable international export and privacy laws, privacy policies of Customer and third parties and other laws regarding the transfer and/or transmission of data.

3.4. Unauthorized Use. Customer will be responsible for, and shall pay any applicable Service Fees associated with, any unauthorized use by Customer or Customer's end-users of the Subscriber Services, telephone numbers assigned to Customer, and Customer's account. In the event Customer becomes aware of such unauthorized use, Voxeo will issue to Customer, at Customer's request, replacement telephone number(s) for use with the Subscriber Services.

3.5. Traffic 'Spikes'. Customer shall provide written notice to Voxeo in the event Customer has reason to believe that usage of the Subscriber Services by Customer or its end users is likely to increase by twenty-five percent (25%) or more ("spike") for any reason (including, without limitation, due to an advertising campaign conducted by Customer; due to expected daily, weekly, monthly or seasonal usage variations; etc.). Customer shall use best reasonable efforts to provide such notice to Voxeo as far in advance of the expected spike as reasonably possible.

3.6. Customer Application(s). Customer represents that Exhibit A contains a description of the Customer Applications that Customer intends to use in connection with the Subscriber Services during the Term. Customer shall not use the Voxeo Network with any application other than the Customer Application(s) without prior notice and approval by Voxeo, which approval shall not be unreasonably withheld.

3.7. Critical Applications. Customer acknowledges and agrees that the Subscriber Services and the Voxeo Network are not designed, intended, authorized or warranted to be suitable for hosting life-support applications or other critical applications where the failure or potential failure of the Subscriber Services or the Voxeo Network can cause injury, harm, death, or other grave problems, including, without limitation, loss of aircraft control, hospital life-support systems, and delays in getting medical care or other emergency services. Customer acknowledges and agrees that use of the Voxeo Network and/or the Subscriber Services to support such applications is fully at the risk of the Customer and that Customer assumes all risk arising out of such use.

3.8. No Viruses. Customer represents and warrants to Voxeo that no Customer Content shall be knowingly transmitted by Customer or its end users through the Voxeo Network containing any program, routine or device which is designed to delete, disable, deactivate, interfere with or otherwise harm any software, program, data, device, system or service, including without limitation, any `time bomb', virus, drop dead device, malicious logic, worm, Trojan horse or trap or back door (collectively, "Harmful Code").

Confidential Information omitted where indicated by "[*]" and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.


4.   PAYMENT TERMS

4.1. Service Fees. Customer shall pay to Voxeo the Service Fees specified in Exhibit A. Customer shall be required to pay the Service Fees [*] (including testing, development and production usage) on the Voxeo Network related to Customer's Application. Testing on the Voxeo Developer network as a member of the Voxeo Developer community is not governed by this Agreement. Prior to the expiration of the Initial Term, Voxeo shall notify Customer of any Service Fees adjustment for the Subscriber Services that shall apply for the Renewal Term.

4.2. Invoice and Payment. Voxeo shall bill the Service Fees on a monthly basis to the billing address and contact set forth on Exhibit A to this Agreement. Except for disputed amounts, payment of all invoices is due net thirty (30) days after receipt of invoice. With respect to any disputed amounts in an invoice, Customer shall not be required to pay such disputed amounts; however, Customer shall immediately notify Voxeo in writing regarding such disputed amount and the parties will work together in good faith to resolve any such dispute as soon as practicable. All fees quoted and payments made hereunder shall be in U.S. Dollars. Customer's billing address and contact can be changed upon written notice to Voxeo.

4.3. Late Payments. Service Fees not paid when due shall accrue late charges at a rate of 1.5% per month, or the maximum rate allowed under law, whichever is lower, from the date such payment was due until the date paid.

4.4. Taxes. Customer shall be responsible for all sales taxes, use taxes, value added taxes, withholding taxes and any other similar taxes and charges of any kind imposed by any federal, state or local governmental entity on the transactions contemplated by this Agreement, excluding only U.S. taxes based solely upon Voxeo's income. When Voxeo has the legal obligation to pay or collect taxes for which Customer is responsible pursuant to this
     Section 4.4, the appropriate amount shall be invoiced to and paid by Customer unless Customer provides Voxeo with a valid tax exemption certificate authorized by the appropriate taxing authority.

5.   PERFORMANCE STANDARDS

5.1. Service Uptime. 5.1 Service Uptime. Voxeo shall use commercially reasonable efforts to maintain a Service Uptime of 99%, which translates into unavailability of the Subscriber Services of no more than approximately seven (7) hours in any given month. In this Agreement, "Service Uptime" means the period in which equipment and software under the sole control of Voxeo are capable of receiving and processing service requests received from Customer and its end users via the public Internet and/or telecommunication network. Voxeo shall not be responsible for equipment and software not under the sole control of Voxeo. Customer's sole remedy and Voxeo's sole liability for failure to meet the Service Uptime standard provided in this Section 5.1 is set forth in Section 5.4.

5.2. Service Outages. In the event Voxeo discovers, or Customer notifies Voxeo regarding, a problem associated with the Subscriber Services, Voxeo will use commercially reasonable efforts to determine whether the source of the problem is limited to Voxeo's infrastructure within two (2) hours of such discovery or notification. If the source of the problem is limited to Voxeo's infrastructure, Voxeo will use commercially reasonable efforts to remedy the problem within an additional two (2) hours. If the source of the problem and/or remedy resides outside of Voxeo's infrastructure, Voxeo will use commercially reasonable efforts to notify the responsible party(ies) and cooperate with it (them) to resolve such problem as soon as possible.

5.3. Limitations. The performance standards set forth in this Section 5 are subject to the following limitations:

     5.3.1. Scheduled Maintenance. Voxeo reserves regularly scheduled maintenance windows in order to maintain and upgrade Voxeo's infrastructure. Regularly scheduled maintenance occurs on Saturdays between 1am and 3am local point of presence time. Voxeo shall not be responsible for service outages caused by such regularly scheduled maintenance.

     5.3.2. Customer Responsibility. The performance standards set forth in this
            Section 5 do not include service outages caused directly by Customer, by its Customer Applications, by applications on Customer's servers, by problems associated with Customer's web servers or telephone service, failure of internet connectivity due to Customer's or its suppliers equipment or services or by Customer specifications that do not meet Voxeo's compatibility requirements.

5.4  Uptime Remedy. At Customer's request, Voxeo shall provide Customer a one
     (1) day Subscriber Service credit for each continuous full hour the Subscriber Services are non-accessible to Customer and/or its outside end users during any month due to Voxeo's fault, provided that no such remedy shall be available for the first seven (7) hours that the Subscriber Services are unavailable in any month. Each such Subscriber Service credit shall be deducted from Customer's monthly payment, in an amount equal to the total Service Fees owed for the subject month, divided by the number of days in such month. In no event shall the number of such Subscriber Service credits provided to Customer exceed ten (10) Subscriber Service credits in any given month. Such service credits shall not be provided for service outages for which any of the limitations set forth in Section 5.3 apply.

6.   DESIGNATED CONTACTS

     Each party shall appoint in writing an employee or agent of such party to act as the "Designated Contact" for all communication between the parties related to the Subscriber Services and one (1) back up contact, all identified on Exhibit A. The Designated Contacts shall monitor the status of the Subscriber Services and shall be the point of contact between the parties with respect to the Subscriber Services. Either party may change its Designated Contact upon written notice to the other party. Customer agrees that only the Customer Designated Contact (or the identified backup) shall be permitted to contact Voxeo for problems with or other issues relating to the Subscriber Services. Customer agrees that it shall not contact any employee or representative of Voxeo other than Voxeo's Designated Contact (or the identified backup) regarding such problems or issues.

7.   INTELLECTUAL PROPERTY

7.1. Ownership. All right, title, and interest, including all intellectual property rights in the Subscriber Services and any associated hardware and software of Voxeo or its licensors, and any updates, upgrades or modifications thereof, or in any ideas, know-how, and programs developed by Voxeo or its licensors during the course of performance of this Agreement shall remain the property of Voxeo or its licensors. All right, title, and interest in Customer Applications and any Customer Content communicated via Voxeo's infrastructure through use of the Subscriber Services and any Customer Applications shall remain the sole property of Customer.

7.2. Restrictions. Customer shall not: (i) disassemble, reverse engineer, decompile, or otherwise attempt to derive source code from the software or documentation, modify, adapt, create derivative works based upon, or translate any software or documentation owned and/or provided by Voxeo ("Voxeo Software and Documentation"); (ii) copy, install or use Voxeo Software or Documentation on any of its computer systems, servers, or networks without Voxeo's prior written consent; or (iii) transfer, lease, loan, resell for profit, distribute or otherwise grant any rights in the Voxeo Software or Documentation in any form to any other party, including commercial time-sharing, rental, or service bureau use. Voxeo shall not:
     (i) disassemble, reverse engineer, decompile, or otherwise attempt to derive source code from the software or documentation, modify, adapt, create derivative works based upon, or translate any software or documentation owned and/or provided by Customer ("Customer Software and Documentation"); (ii) copy, install or use Customer Software or Documentation on any of its computer systems, servers, or networks without Customer's prior written consent; or (iii) transfer, lease, loan, resell for profit, distribute or otherwise grant any rights in the Customer Software or Documentation in any form to any other party, including commercial time-sharing, rental, or service bureau use.

8.   CONFIDENTIAL INFORMATION

8.1. Definition. "Confidential Information" means any information disclosed by either party to the other party under this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, software, facilities, equipment and operating plans). Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already rightfully in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information; (vi) represents general conceptual information (as compared to, e.g., specific technical or financial information, specific product offerings or specific product ideas) which is incidentally retained in the memories of persons who have had access to Confidential Information and which is disclosed by such persons without any intention of breaching the confidentiality restrictions contained herein; or (vii) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

8.2. Non-use and Non-disclosure. Each party agrees not to use any Confidential Information of the other party except as expressly permitted in this Agreement or as expressly authorized. Each party agrees not to disclose any Confidential Information of the other party, to third parties or to such party's employees, except as provided in Section 8.3 and 8.4 below.

8.3. Terms of Agreement. Each party agrees that the terms and conditions of this Agreement will be treated as the other parties Confidential Information and that no reference to the terms and conditions of this Agreement may be made in any form of press release or public statement without first consulting with the other party; provided, however, that each party may disclose the terms and conditions of this Agreement: (i) as may be required by law, if such party notifies the other party of such requirement prior to such disclosure in sufficient time to enable the other party to seek a protective order covering such disclosure; (ii) to legal counsel of the parties in connection with the enforcement of this Agreement or rights under this Agreement, provided such counsel is informed of his/her obligation to keep such disclosure in confidence with the same degree of care as the party's other Confidential Information; (iii) in connection with the requirements of an initial public offering or securities filing provided such party seeks confidential treatment of the terms and conditions of this Agreement as appropriate; (iv) to accountants, banks an financing sources and their advisors; and (v) in connection with a merger or acquisition or proposed merger or acquisition or the like.

8.4. Maintenance of Confidentiality. Each party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party shall take at least those measures that it takes to protect its own most highly confidential information but in no circumstances less than reasonable care. Neither party shall disclose the other party's Confidential Information to any person or entity other than its officers, employees, consultants and legal advisors who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with it consistent with this Section 8.4, prior to any disclosure of Confidential Information to such officers, employees, consultants and legal advisors. Neither party shall make any copies of the Confidential Information of the other party unless the same are previously approved in writing by the other party. Each party shall reproduce the other party's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.

8.5. Remedies. Each party acknowledges that a breach of this Section 8 would cause irreparable harm to the non-breaching party, the extent of which would be difficult to ascertain. Accordingly, the parties agree that, in addition to any other remedies to which the non breaching party may be legally entitled, the non-breaching party shall have the right to obtain immediate injunctive relief from a court of competent jurisdiction in the event of a breach of this Section 8 by the other party or any of its officers, employees, consultants or other agents. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and the parties hereby consent to the issuance of any such injunctive relief.

8.6. OTHER BUSINESS ACTIVITIES:

(a) Each of the parties agree that the other party may currently or in the future acquire information, either independently developed or legally received from third parties, which may be similar to the Confidential Information. Nothing in this Agreement will be construed as a representation that the receiving party does not or will not have such independently developed or legally received information.

(b) Nothing in this Agreement will be construed as a representation or agreement to restrict assignment or reassignment of the receiving party's employees, or in any manner to affect or limit either party's present and future business activities of any nature, including business activities which could be competitive with the disclosing party. The parties each acknowledge that they are aware that the other is currently discussing similar transactions with other parties, including competitors of each of the parties, as the case may be. This Agreement imposes no obligation on either Party to purchase, sell, license, transfer, or otherwise dispose of any technology, services, or products. This Agreement does not create any agency or partnership relationship. This Agreement does not bind the parties to enter into any further agreement or arrangement with the other.

(c) Nothing in this Agreement will be construed as a representation or agreement that either party will not develop or have developed for it products, concepts, systems or techniques contemplated by or embodied in the Confidential Information, provided that the receiving party does not violate any of its obligations under this Agreement in connection with such development.

9.   MARKETING

9.1. Press Releases. Neither party may issue a press release announcing the relationship contemplated by this Agreement without the prior written consent of the other which consent may be withheld in the sole discretion of such party.

10.  TERM AND TERMINATION

10.1. Term. This Agreement shall become effective on the Effective Date and shall continue for a period of one (1) year from the Effective Date unless earlier terminated in accordance with the terms of this Agreement (the "Initial Term"). The Agreement shall automatically renew on an annual basis unless notice of termination is issued by Customer or Voxeo at least forty-five (45) days prior to termination (each a "Renewal Term").

10.2. Termination. This Agreement may be terminated as follows:

          10.2.1. If Customer fails to make any payment due hereunder within thirty (30) days after receiving written notice from Voxeo that such payment is delinquent or objects in writing to any Service Fee adjustment as provided in Section 4.1 within fifteen (15) days after receiving notice of such adjustment, Voxeo may terminate this Agreement on written notice to Customer at any time following the end of such thirty (30) day period or such fifteen (15) day period, as applicable.

          10.2.2. If either party materially breaches any term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach, the non-breaching party may terminate this Agreement on written notice at any time following the end of such thirty (30) day period.

          10.2.3. This Agreement shall terminate immediately upon notice if either party becomes insolvent or makes an assignment for the benefit of creditors.

10.3. Survival. The following sections shall survive the termination or expiration of this Agreement for any reason: 7.1, 7.2, 8, 10.3, 11, 12, 13 and 14 and any payment obligations incurred prior to the expiration or termination of this Agreement.

11.  INDEMNIFICATION

11.1. By Customer. Customer shall defend Voxeo and it directors, officers and employees from and against all claims, demands, suits or proceedings made or brought against Voxeo, and shall pay or reimburse Voxeo for any and all damages, costs and expenses payable by Voxeo to the party bringing such action to the extent that they are awarded in a final judgment or agreed to in settlement, as a result of (a) a claim against Voxeo alleging that Customer's web site or any Customer Content directly infringes a copyright, trademark or patent or other intellectual property or proprietary right of a third party, (b) a claim against Voxeo based upon the Customer Content or the use or transmission thereof by Voxeo in connection with performing the Subscriber Services, or the content of Customer's web site, including but not limited to claims of defamation, invasion of privacy, or the violation of any right of publicity or other rights of any person or entity, (c) a claim against Voxeo alleging that the storage or transmission of any Customer Content by Voxeo in the course of performing the Subscriber Services violates any law, rule, regulation or court order, (d) any use of the Subscriber Services by Customer in violation of this Agreement, (e) any use of the Subscriber Services or the Voxeo Network by the Customer or its end users for any critical application described in Section 3.7, or (f) any transmission by Customer or its end users of any Harmful Code to or through the Voxeo Network; provided that Voxeo: (i) gives written notice of the claim promptly to Customer, (ii) gives Customer sole control of the defense and settlement of the claim, (iii) provides to Customer all available information and assistance, and (iv) has not compromised or settled such claim without Customer's prior written consent.

11.2. By Voxeo. Voxeo shall defend Customer and it directors, officers and employees from and against all claims, demands, suits or proceedings made or brought against Customer, and shall pay or reimburse Customer for any and all damages, costs and expenses payable by Customer to the party bringing such action to the extent that they are awarded in a final judgment or agreed to in settlement, as a result of a claim against Customer alleging that the Subscriber Services directly infringe a copyright, trademark or patent or other intellectual property or proprietary right of a third party, except for claims for which Customer is obligated to indemnify under Section 11.1, provided that Customer: (i) gives written notice of the claim promptly to Voxeo, (ii) gives Voxeo sole control of the defense and settlement of the claim, (iii) provides to Voxeo all available information and assistance, and (iv) has not compromised or settled such claim without Voxeo's prior written consent.

12.  WARRANTY AND DISCLAIMER

12.1. Warranty. Voxeo warrants to Customer that (a) it has the right and authority to enter into this Agreement and (b) it shall perform the Subscriber Services and its obligations hereunder in a commercially reasonable, professional and workmanlike manner. Customer warrants to Voxeo that it has the right and authority to enter into this Agreement.

12.2. Disclaimer. Voxeo does not warrant that the Subscriber Services shall meet all of Customer's requirements, or that the use of the Subscriber Services shall be uninterrupted or error-free. Except as set forth in
          Section 5, THE SUBSCRIBER SERVICES ARE PROVIDED TO CUSTOMER ON AN "AS IS" BASIS. VOXEO MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE RELATING TO THE SUBSCRIBER SERVICES OR ANY OTHER MATERIALS OR SERVICES FURNISHED OR PROVIDED TO CUSTOMER UNDER THIS AGREEMENT. VOXEO SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

13.  LIMITATION OF LIABILITY

          EXCEPT FOR GROSSLY NEGLIGENT OR INTENTIONAL MISCONDUCT AND EXCEPT FOR CUSTOMER'S OBLIGATION TO PAY THE SUBSCRIBER FEES, IN NO EVENT SHALL EITHER PARTY'S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE SUM OF FEES PAID BY CUSTOMER TO VOXEO. IN NO EVENT SHALL EITHER PARTY OR THEIR LICENSORS, OR ITS SUPPLIERS HAVE ANY LIABILITY TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, BUSINESS INTERRUPTION, OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THE PARTIES AGREE THAT THIS SECTION 13 REPRESENTS A REASONABLE ALLOCATION OF RISK.

14. GENERAL PROVISIONS

14.1. Assignment. Neither party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other party; provided, however, that either party may assign this Agreement without such consent in connection with a merger, corporate reorganization or sale of all or substantially all of its assets. Any attempted assignment in violation of this Section 14.1 shall be null and void. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, their respective successors and permitted assigns.

14.2. Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, shall operate as a waiver of any such right, power or remedy.

14.3. Choice of Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the United States and the State of California, USA, excluding conflict of laws provisions and excluding the 1980 United Nations Convention on Contracts for the International Sale of Goods.

14.4. Relationship of Parties. The parties are independent contractors. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

14.5. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

14.6. Force Majeure. Except for Customer's obligations to pay money, neither party shall be deemed to be in breach of this Agreement for any failure or delay in performance caused by reasons beyond its reasonable control, including but not limited to acts of God, earthquakes, strikes or shortages of materials.

14.7. Headings and References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

14.8. Counterparts. This Agreement may be executed via facsimile in any number of counterparts, all of which taken together shall constitute one and the same agreement.

14.9. Complete Understanding. This Agreement, including all Exhibits, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement, proposal, warranties and representations

          IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representative as of the date first set forth above.

i3 MOBILE, INC.                            VOXEO CORPORATION

By:   /s/ Wes Trager                       By:      /s/ Daniel J. Kaplan
   ---------------------------------           --------------------------------

Print Name:    Wes Trager                  Print Name:    Daniel J. Kaplan
            ------------------------                  -------------------------

Title:         C.T.O                       Title:     VP Finance
       -----------------------------              -----------------------------

Date:          9-28-01                     Date:       10/3/01
     -------------------------------            -------------------------------

EXHIBIT A TO SUBSCRIBER SERVICE AGREEMENT NO. 218

ADDITIONAL TERMS

  1. SUBSCRIBER SERVICES:

     Subject to the terms and conditions of this Agreement, Voxeo will grant to Customer access to the Voxeo Network for commercial use as set forth below, as may be amended from time to time by mutual written agreement.



     Number of Local Telephone Numbers:     0

     Number of Toll-Free Telephone Numbers:  1



     Voxeo shall establish an isolated network environment to support Customer's Application with the availability of up to Five Hundred (500) ports configured as follows:



    o    Windows NT operating system with service pack 6

    o    Nuance 7.0.4

    o    Foundation SpeechObjects 1.1

    o    H.323 as the telephony interface

    o    Text-to-Speech engine



     The Voxeo Network provides a platform for enabling Customer to operate integrated Internet and telephone applications, such as instant notification, unified messaging, intelligent call routing, IVR replacement, and phone access to web content. Each network server includes interfaces and associated software that support a variety of Internet, speech, and telephone capabilities. Each network server is also connected to the Internet and the Public Switched Telephone Network (PSTN) via communication links and telephone lines supplied to Voxeo by data centers and/or telecommunication providers. The Voxeo Network provides a platform for interfacing with Customer Applications (hosted by Customer or Customer's designees) and enables such Customer Applications to control outbound and inbound traffic communicated through the Voxeo Network. For outbound traffic, the network infrastructure responds to resource requests from Customer Applications to communicate the outbound traffic via the Internet or telephone link in accordance with the resource request. For inbound traffic, the network infrastructure routes the traffic in accordance with instructions from the Customer Application. Voxeo will not be responsible for the development and/or testing of Customer Applications, except to the extent such development and/or testing is provided under a separate written agreement between Voxeo and Customer.


     Customer's Application will provide for remote access to an SQL database maintained by Customer that contains the relevant data required by such Customer Application.

  2. DESCRIPTION OF CUSTOMER APPLICATION(S):

       -------------------------------------------------------------------------
       Application Type:  Customer built Voice Application
       -------------------------------------------------------------------------
       Description of Application: portal services including weather, stock quotes, horoscope and lottery information made available.
       -------------------------------------------------------------------------

Confidential Information omitted where indicated by "[*]" and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.


  3. SERVICE FEES:

         Customer shall pay fees as follows:


         Service Fees. [*] Dollars [*] per month for the first [*]; for each [*] each month, Customer shall pay Voxeo [*].


         Up Front Fee. The first two (2) months of Services Fees (for a total of [*] Dollars [*] shall be paid up front (the "Up Front Fee"). The Up Front Fee shall be due and payable no later than ten (10) days after execution of the Agreement and shall be credited toward the first two
         (2) months of Service Fees.


         The Service Fees apply for the Subscriber Services as described in this Attachment A. In the event Customer desired that Voxeo offer additional or new features or requests a new or different sequestered environment, the parties shall agree on the appropriate charges for such changes. In addition, if either party requests a change to the configuration of the Customer's sequestered environment, if such change is acceptable to both parties, then the parties shall agree on the fees, if any, required to implement such change, and shall enter into an amendment to this Agreement to that effect.

  4. BACK-UP AND RECOVERY CAPABILITIES

Voxeo will provide Customer back-up and recovery capabilities as follows:

o POP-Level Redundancy: Voxeo.NET consists of several self-sustaining points of presence (POPs) in carrier-grade collocation facilities across the US. In addition, Voxeo relies on fault-tolerant equipment for voice call processing, IP routing, application gateways and its network management infrastructure.

o Redundant Telco Connectivity: Voxeo connects to its long distance and local providers via divergent high-capacity paths. These "local loops" are provided by top-tier fiber providers.

o Redundant IP Connectivity: Voxeo's distributed production POPs are peered to the Internet via separate IP backbone providers. Private Line connectivity between Voxeo's POPs provides an additional layer of IP redundancy.

o Failover and Load Balancing. Inbound 800 services can be configured for telco-level failover or load distribution across multiple POPs, thereby providing an additional layer of telco redundancy.

  5. INSURANCE

Voxeo maintains an adequate level of general liability and other appropriate insurance to cover any liabilities described by the warranties in this Agreement.

6.       DESIGNATED SUPPORT CONTACTS

Voxeo Customer Support:  (407) 835-0065
(Available:  7 x 24)
support@voxeo.com


------------------------------------------
Customer Designated Contact
------------------------------------------
Name:  Wes Trager
Position: CTO
Phone: 203-428-3000
Email: wtrager@i3mobile.com
Fax: 203-428-3188
------------------------------------------
Customer Backup Contact
------------------------------------------
Name:  Larry Kelley
Position:  VP Engineering
Phone: 817-766-5020
Email:  lkelley@i3mobile.com
Fax:  817-766-5001
------------------------------------------


5.  SALES REPRESENTATIVE:

Voxeo Sales Representative Name:  Robert McKelvey